Exhibit 16.1

August 28, 2020

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

United States of America

We have been furnished with a copy of the response to Item 5 of Form F-3 for the event that occurred on May 5, 2020, to be filed by our former client, Celyad Oncology SA. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ Bert Kegels

BDO Réviseurs d’Entreprises SCRL

Auditor

Represented by Bert Kegels